Exhibit 5.1

Mazanti-Andersen Advokatpartnerselskab VAT: DK35892052 www.mazanti.dk	Amaliegade 10 DK-1256 København K +45 3314 3536 Klosterbakken 12 DK-5000 Odense C +45 6314 1414

Evaxion Biotech A/S Bredgade 34 E 1260 København K

[**].2021 Ref. 61047 ID 932	Re. Evaxion Biotech A/S – Issue of an aggregate of up to [**] American Depositary Shares in connection with an initial public offering in the United States upon registration with the U.S. Securities and Exchange Commission

Lars Lüthjohan Jensen Attorney-at-law D: +45 3319 3749 M: +45 4028 3536 llj@mazanti.dk	1.	Introduction

Adam Kara Attorney-at-law D: +45 3319 3788 M: +45 2677 3836 aka@mazanti.dk	1.1	I act as Danish legal adviser to the Issuer in connection with the (i) issuance and sale of an aggregate of [**] American Depositary Shares, each representing one ordinary share of the Issuer, nominal value DKK 1 each (each an “ADS” and together the “Initial Shares”), to be subscribed for by Oppenheimer & Co. Inc., acting as the representative (the “Representative”) of the several underwriters (the “Underwriters”) and (ii) the grant by the Issuer to the Underwriters, acting severally and not jointly, of the option to subscribe for, all or any part of up to [**] additional ADSs (the “Option Shares” and together with the Initial Shares, the “Registration Shares”). This opinion is being furnished in connection with the Registration Statement and, in particular, pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. The Registration Shares are included in the Registration Statement and the Underwriting Agreement. No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issue of the Registration Shares. Certain terms used in this opinion are defined in Annex 1 (Definitions).

2.	Danish Law

2.1	This opinion is limited to Danish law in effect on the date of this opinion and we express no opinion with regard to the laws of any other jurisdiction. This Opinion (including all terms used in it) is in all respects to be construed in accordance with Danish law. This opinion does not include an assessment or opinion as to whether the Registration Shares have been subscribed at market price in accordance with the Danish Companies Act.

3.	Scope of Inquiry

3.1	For the purpose of this opinion, I have examined, and relied upon the accuracy of the factual statements and compliance with the undertakings in, the following documents:

3.1.1	A copy of the Registration Statement.

3.1.2	A copy of:

(a)	the Issuer’s deed of incorporation and articles of association as in effect on today’s date;

(b)	a compiled summary from the Danish Business Authority dated as of today’s date; and

(c)	the Owners’ Register.

3.1.3	A copy of:

(a)	the Board Resolutions; and

(b)	the form of the Underwriting Agreement.

3.2	In addition, I have examined such documents, and performed such other investigations, as I consider necessary for the purpose of this opinion. My examination has been limited to the text of the documents. With your consent I have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

4.	Opinion

4.1	Based on the documents and investigations referred to in paragraph 3, I am of the following opinion:

Upon

1.	issuance of the Registration Shares against full payment therefor in the circumstances contemplated by the Underwriting Agreement,

2.	registration of the Board of Directors’ resolutions to increase the share capital with the Danish Business Authority, and

3.	the due entry into the Owners’ Register of the Registration Shares by the Company’s share registrar,

the Registration Shares will have been validly issued and will be fully paid and nonassessable. Nonassessable shall in this context mean, in relation to a share, that the issuer of the share has no right to require the holder of the share to pay to the issuer any amount (in addition to the amount required for the share to be fully paid) solely as a result of his shareholding.

5.	Reliance

5.1	This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. It may not be supplied, and its contents or existence may not be disclosed, to any person other than as an exhibit to the Registration Statement and may not be relied upon for any purpose other than the Registration.

5.2	Any and all liability and other matters relating to this opinion shall be governed exclusively by Danish law and the Danish courts shall have exclusive jurisdiction to settle any dispute relating to this opinion.

5.3	We hereby consent that the Issuer may:

(a)	file this opinion as an exhibit to the Registration Statement; and

(b)	refer to Mazanti-Andersen Law Firm under the caption “Legal Matters” in the Registration Statement. .

5.4	The previous sentence is no admittance from me (or Mazanti-Andersen) that I am (or Mazanti-Andersen is) in the category of persons whose consent for the filing and reference in that paragraph is required under Section 7 of the Securities Act or any rules or regulations of the SEC promulgated under it.

Yours sincerely,

/s/ Lars Lüthjohan Jensen
Lars Lüthjohan Jensen

Annex 1 – Definitions

In this opinion:

“Board Resolutions” means (a) the minutes for the meeting of the Board of Directors held on 19 December 2020, 30 December 2020 and 4 January 2021 including resolutions authorizing the preparation and filing of the Registration Statement, (ii) the minutes for the meeting of the Board of Directors held on 4 January 2021 including resolutions authorizing and approving the Offering and (iii) written consent of the Board of Directors dated [**] 2021 including resolutions setting the number of ADSs, price, underwriting fees and commissions, number of potential Option Shares and certain other terms for the sale by the Issuer of the ADSs, set forth in the Underwriting Agreement and approving the Underwriting Agreement.

“Danish law” means the law directly applicable in Denmark.

“Issuer” means Evaxion Biotech A/S, with corporate seat in Copenhagen, Denmark.

“Offering” means the issuance and sale of the Issuer’s ADSs pursuant to the Underwriting Agreement.

“Owners’ Register” means the Issuer’s owners’ register.

“Registration” means the registration of the Registration Shares with the SEC under the Securities Act.

“Registration Statement” means the registration statement on Form F-1 filed with the SEC on January 8, 2021 (File No. 333-251982), as amended and supplemented to the date hereof.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Underwriting Agreement” means the underwriting agreement dated [**] 2021 among Oppenheimer & Co. Inc., as representatives of the several underwriters named in the underwriting agreement, and the Issuer.

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